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                                                                      Exhibit 99






                                  NEWS RELEASE



FOR IMMEDIATE RELEASE

Contacts:                                    G. Thomas Frankland, Executive Vice
K.C. Trowell, Chairman &                     President & Chief Financial Officer
 Chief Executive Officer
CNB, Inc.
904/755-3240

CNB, INC. ANNOUNCES UNAUDITED 1998 RESULTS

LAKE CITY, FLORIDA (January 12, 1998) - CNB, Inc. today announced that unaudited net income for the year ended December 31, 1998 was $2,679,000, or $.55 basic earnings per share, compared to $2,975,000, or $.69 per share, for the year ended December 31, 1997. CNB, Inc. management attributed the decline in 1998 earnings to increased personnel costs, primarily related to previously announced expansion plans, and to an increased provision for loan losses, reflecting a decision to maintain the allowance for loan losses at approximately 1% of loans at December 31, 1998, compared to 0.94% at year-end 1997. Per share earnings for 1998 were also adversely affected by the completion of a shareholders' rights offering in July 1997, which resulted in a 12% increase in the weighted average shares outstanding from 4,327,534 for 1997 to 4,856,770 for 1998.

At December 31, 1998, CNB, Inc. had consolidated assets of $311.6 million, loans of $187.0 million and deposits of $265.1 million, reflecting an increase over year-end 1997 amounts of 14%, 17% and 15%, respectively.

CNB, Inc. also stated that plans for its previously announced initial public offering were proceeding and that it anticipated completing the common stock offering by late January or early February. The offering, being underwritten by Ryan, Beck & Co. and Allen C. Ewing & Co., will provide additional capital to support internal growth strategies and for external expansion through acquisition, as well as for general corporate purposes.





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CNB, Inc. is a registered bank holding company and the parent of CNB National
Bank. CNB National Bank commenced operations in 1986 with one Lake City location and today has 11 offices in six Northeast Florida counties (Alachua, Baker, Bradford, Columbia, Suwannee and Union). The Company has also announced its planned expansion into the Jacksonville Market (Duval, Clay, St.
Johns and Nassau counties).